Item 77D DWS Core Fixed Income VIP
(a portfolio of DWS Variable Series II)

At a meeting held January 21-22, 2009, the Board of Trustees of DWS Core Fixed Income
VIP, a portfolio of DWS Variable Series II, approved the termination of Aberdeen Asset
Management Inc. ("AAMI"), as the portfolio's subadvisor. Effective on or about
February 27, 2009, Deutsche Investment
Management Americas Inc. (the "Advisor") will assume all day-to-day advisory responsibilities for the portfolio that were previously delegated to AAMI.

The portfolio's Board has also approved
certain changes to the portfolio's investment strategy as follows:

The portfolio seeks high current income.

The portfolio invests for current income, not capital appreciation. Under normal circumstances, the portfolio invests at least 80% of its assets, plus the amount of any borrowings for investment purposes, determined at the time of purchase, in fixed income securities. Fixed income securities include those of the US Treasury, as well as US government agencies and instrumentalities, corporate, mortgage-backed and asset-backed securities, taxable municipal and tax-exempt municipal bonds and liquid
Rule 144A securities.

The portfolio invests primarily in
investment-grade fixed income securities rated within the top four credit rating categories. The portfolio may invest up to 25% of its total assets in US dollar-denominated securities of foreign issuers and governments. The portfolio may hold up to 20% of its total assets in cash or money market instruments in order to maintain liquidity, or in the event portfolio management determines that securities meeting the portfolio's investment objective are not readily available for purchase. The portfolio's investments in foreign issuers are limited to US dollar-denominated securities to avoid currency risk.

Portfolio management utilizes a core US fixed income strategy that seeks to add incremental returns to the Barclays Capital US Aggregate
Index. In managing the portfolio, portfolio management uses a balanced "top-down" and "bottom-up" approach.

Portfolio management seeks pricing changes in a broad range of securities and sectors in order to achieve the portfolio's investment objective.

Company research is a very important part of the investment process. In selecting individual securities for investment, portfolio management:

 assigns a relative value, based on
creditworthiness, cash flow and price,
to each bond;
 determines the intrinsic value
of each issue by examining credit, structure, option value and liquidity risks.
Portfolio management looks to exploit any inefficiencies between intrinsic value and market trading price;
 uses credit analysis to determine the
issuer's ability to pay interest and repay principal on its bonds; and
 subordinates sector weightings to
individual bonds that may add above-market value.

Item 77D DWS International Select Equity VIP
(a portfolio of DWS Variable Series II)

At a meeting held January 21-22, 2009, the Board of Trustees of DWS International Select
Equity VIP, a portfolio of DWS Variable
Series II, approved the change in the
portfolio's investment style from focused to diversified and the name change to DWS
Diversified International Equity
VIP, effective on or about May 1, 2009.

Item 77D DWS Strategic Income VIP
(a portfolio of DWS Variable Series II)

At a meeting held September 18-19, 2008, the Board of Trustees of DWS Strategic
Income VIP, a portfolio of DWS Variable
Series II (the "Portfolio"), was notified of the investment advisor's intention to enhance the integrated Global Alpha Platform
("iGAP") overlay strategy to include
futures on equity indices.

Item 77D DWS Balanced VIP
(a portfolio of DWS Variable Series II)

At a meeting held November 20-21, 2008,
the Board of Trustees of DWS Balanced VIP, a portfolio of DWS Variable Series II
(the "Portfolio"), approved a proposal to permit the Portfolio to start investing in Exchange Traded Funds ("ETFs").

In addition, at a meeting held
January 21-22, 2009, the Board of Trustees of the Portfolio, approved the elimination of the non-fundamental investment restriction which limits the portfolio to investing no more than 25% of its total assets in foreign securities.

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Exhibit 77D CFI Variable Series II.doc